EXHIBIT 16

May 28, 2003

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

     We have read Item 4 of Form 8-K dated November 7, 2002, of Consumer Direct of America and are in agreement with each of the statements containing information that relates to our firm set forth on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

     If you should have any questions or need additional information, please call me at 949- 650-2771.

Lesley, Thomas, Schwarz & Postma Inc.